Exhibit 99.1

Herman Miller Announces Changes to Leadership Team

John Michael and Richard Scott named to replace Greg Bylsma, outgoing President of North America Contract and Global Operations

August 13, 2020

Zeeland, Michigan - Herman Miller has announced the promotion of two industry veterans, John Michael and Richard Scott, to the Company’s leadership team, effective September 4, 2020. Michael and Scott will replace Greg Bylsma, President of North America Contract and Global Operations. Bylsma announced his intent to retire earlier this year and will remain with the Company through September 2021 in an advisory role. Both Michael and Scott will join the Herman Miller leadership team and report directly to President and CEO Andi Owen.

Michael joined Herman Miller in 2017 as Vice President of Distribution. Leveraging his prior experiences working across the contract furniture channel - from manufacturer, to dealer, to direct-to-consumer - Michael quickly grew the Company’s share of wallet across Herman Miller’s dealer network. In 2019, he was named Senior Vice President of North America Contract Sales and Distribution. In his new role as President of Herman Miller North America Contract, Michael will assume additional Contract Sales responsibility to include the full portfolio of Herman Miller Group brands in North America. In addition, he will continue his focus on growing the business through the Company’s robust dealer ecosystem.

Scott, who was named Senior Vice President of Global Operations in 2019, brings extensive experience and knowledge of Herman Miller’s manufacturing capabilities and systems. He has been with the organization since 2006, and will now hold the position of Chief Manufacturing and Operations Officer, responsible for Herman Miller’s entire portfolio of North America-based manufacturing along with all operations in the UK, India, China, Hong Kong, Brazil, and Mexico. Scott also has responsibility for the Company’s global supply chain.

“Greg has impacted nearly every corner of our business during his incredible 20-year career. I’m extremely grateful for his contributions,” stated Owen. “We have been anticipating Greg’s retirement for some time now and we are fortunate to have capable and experienced leaders in John Michael and Richard Scott. They are already leading our North America Sales and Distribution and Global Manufacturing and Operations teams, respectively, and are more than ready to move into these senior leadership roles. This transition will be seamless for our customers, employees, and dealer partners. In addition, this new structure offers even better alignment with our strategy - creating commercial leads for our North America Contract, Retail, and International teams while leveraging global functions to support the needs of our customers wherever they work, live, learn, heal, and play.”

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people work, live, learn, heal, and play. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us